1 comed.com Contact: ComEd Media Relations 312-394-3500 FOR IMMEDIATE RELEASE Local Leaders Elizabeth “Liz” Buchanan and Stephen “Biff” Bowman Named to ComEd Board of Directors CHICAGO (Aug. 5, 2024) — ComEd today announced the appointments of Elizabeth “Liz” Buchanan, 39, president of NielsenIQ, North America, and Stephen “Biff” Bowman, 61, retired CFO of The Northern Trust Company, to its Board as independent directors, expanding its board to include five independent directors, for a total of seven directors. They join independent directors Ricardo “Ric” Estrada, president and CEO of Metropolitan Family Services, Zaldwaynaka “Z” Scott, President of Chicago State University, and Smita Shah, CEO of SPANN Tech, Inc. Mr. Estrada was named to ComEd’s board in November 2021, and Mses. Scott and Shah were both named to the board in February 2022. “Liz and Biff are distinguished local business leaders who bring experience in dynamic industries, as well as strong track records of community service and innovation, which will ultimately serve the board in its mission of enhancing service for the more than 9 million people we serve,” said Gil Quiniones, president and CEO of ComEd. “We welcome these talented leaders to the board as we strive to shape future plans for a reliable, affordable and equitable clean energy transition here in northern Illinois.” As president of NielsenIQ, North America, Buchanan has become a trusted advisor to public and private sector customers on data, technology and analytic strategy. She oversaw the launch of several new data and analytic product lines and has been responsible for substantial growth of the business. Additionally, she serves as the executive sponsor for the Women in NIQ employee resource group. “I’m honored to join ComEd’s board of directors and help innovate new ways to better serve its customers,” said Buchanan. “I’m excited to support ComEd’s groundbreaking work to build and support a reliable grid that is key to enabling a clean energy future for communities across northern Illinois.”

2 Buchanan holds a bachelor’s degree in marketing, business law and ethics from Indiana University. She is passionate about giving back to her community and supporting civic life in Chicago, and she serves on the boards of World Business Chicago, the Chicago Humanities (Vice Chair of Marketing), Cradles to Crayons (Chair of Development) and Nourishing Hope. Buchanan was also named one of Crain’s Chicago Business Notable Women in STEM in 2023. Most recently serving as CFO of The Northern Trust Corporation, Bowman held a variety of leadership roles within the company during his 35-year career, including Chief Human Resources Officer, CEO—North America and CEO—EMEA Region. During his tenure, Bowman led global investment oversight, managed international and domestic operations and oversaw the firm’s financial management. “I’m excited to join the board of directors and to leverage my background in financial services to further ComEd’s efforts to serve its customers,” said Bowman. “ComEd plays a critical role powering the lives of people of northern Illinois, and I look forward to helping the company toward its goal of building a clean energy future that will benefit us all.” Bowman earned his bachelor’s degree in finance from Miami University of Ohio and MBA, Finance from DePaul University. Beyond his extensive work in the financial industry, he currently serves on the board of directors for Voya Financial, First Interstate BancSystem Inc. (Chairman), Lincoln Park Zoo and FNZ Trust. He is also a national trustee of Miami University of Ohio and has previously served as board chair for Glenwood Academy in Glenwood, Illinois. # # # ComEd is a unit of Chicago-based Exelon Corporation (NASDAQ: EXC), a Fortune 200 energy company with approximately 10 million electricity and natural gas customers – the largest number of customers in the U.S. ComEd powers the lives of more than 4 million customers across northern Illinois, or 70 percent of the state's population. For more information visit ComEd.com, and connect with the company on Facebook, Instagram, LinkedIn, X, and YouTube.